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                           JANNEY MONTGOMERY SCOTT LLC

                                 CODE OF ETHICS

                            Adopted Under Rule 17j-1


         Janney Montgomery Scott LLC, ("JMS") is confident that its officers, managers and employees act with integrity and good faith. JMS recognizes, however, that personal interests may conflict with the interests of The Buttonwood Funds, Inc (the "Fund"), where certain of its personnel ("Access Persons"):

         o  know about the Fund's present or future portfolio transactions; or

         o have the power to influence portfolio transactions made by or for the Fund; and

         o  engage in personal transactions in securities.

         In an effort to prevent any conflicts from arising, and in accordance with Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the "1940 Act"), JMS has adopted this Code of Ethics (the "Code") to prohibit transactions that may create or appear to create conflicts of interest, and to establish reporting requirements and enforcement procedures.

I.       About this Code of Ethics

         JMS adopts as its Code of Ethics the principles contained in the Code of Ethics of the Fund which is attached hereto as Exhibit A.

II.      Who is covered by the Code of Ethics?

         o All JMS officers and managers who, in the ordinary course of business, make, participate in or obtain information regarding, the purchase or sale of a security by the Fund, or make recommendations to the Fund regarding such purchases or sales.

III.     Statement of General Principles.

         In recognition of the trust and confidence placed in JMS by the Fund and its shareholders, and because JMS believes that its operations should benefit the Fund's shareholders, JMS has adopted the following general principles to guide its Access Persons.

         (1) The interests of the Fund's shareholders are paramount. You must place shareholder interests before your own.

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         (2) You must accomplish all personal securities transactions in a manner that avoids even the appearance of a conflict of your personal interests with those of the Fund and its shareholders.

         (3) You must avoid actions or activities that allow (or appear to allow) you or your family to profit or benefit from your position with the Fund, or that bring into question your independence or judgment.

IV.      Required Course of Conduct.

         JMS has determined that all Access Persons under this Code of Ethics are also subject to the Fund's Code of Ethics. Accordingly, as an Access Person, you must comply with the Fund's Code and with its reporting requirements.

V.       Review and Enforcement of the Underwriter's Code.

         (1) The Review Officer's Duties and Responsibilities.

             A review officer will be appointed by JMS to perform the following duties:

             (A) The Review Officer will receive copies of the reports that the
                 Access Persons file with the Fund, and will confer at least quarterly with the Fund's Review Officer to determine compliance by the Access Persons with the Fund's Code.

             (B) If the Review Officer determines that a Code violation may have occurred, the Review Officer must submit the determination and any explanatory material provided by the person to the President of JMS. The President will independently determine whether the person violated the Code.

         (2) Sanctions.

             If the President finds that the person violated the Code, the President will impose upon the person sanctions that the President deems appropriate.

VI.      Recordkeeping.

         JMS will maintain records as set forth below. These records will be available for examination by representatives of the Securities and Exchange Commission.

         (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place;


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         (2) A list of all persons who are, or within the past five years have been, required to submit reports under this Code will be maintained in an easily accessible place;

         (3) A copy of each report made by an Access Person under this Code will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

         (4) A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred.

VII.     Miscellaneous.

         Periodic Review and Reporting. The Review Officer of JMS will report to the Board of Directors of the Fund at least annually as to the operation of this Code and will address in any such report the need (if any) for further changes or modifications to this Code.




Adopted this 29th day of February, 2000.


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